Exhibit 10.15

WAIVER AND AGREEMENT

        THIS WAIVER AND AGREEMENT (this "Agreement"), dated as of September 14, 2006, is among Heelys, Inc., the surviving corporation pursuant to its merger with Heeling, Inc., a Nevada corporation (the "Company"), Roger R. Adams ("Adams"), Richard E. Middlekauff ("Middlekauff"), Robert J. Ward ("Ward"), Cypo, Inc., a Texas corporation ("Cypo," and together with Adams, Middlekauff and Ward, the "Initial Common Shareholders"), Heeling Holding Corporation, a Nevada corporation ("Holding"), Heeling Management Corp., a Texas corporation ("Management," and together with the Company and Holding, the "Heeling Companies"), Samuel B. Ligon and Patricia P. Ligon (the "Ligons") and Capital Southwest Venture Corporation, a Nevada corporation ("Investor").

        WHEREAS, the parties hereto are parties to that certain Investor Rights Agreement, dated as of May 24, 2000 (the "Investor Rights Agreement");

        WHEREAS, pursuant to the Investor Rights Agreement, an Initial Common Shareholder may not make or suffer any bona fide Disposition (as defined in the Investor Rights Agreement) of all or any portion of his or its shares of common stock of the Company without complying with the provisions of the Investor Rights Agreement;

        WHEREAS, the Initial Common Shareholders are contemplating selling shares of common stock of the Company in connection with the Company's underwritten public offering, and Company, Investor and the Ligons desire to waive any right of first refusal contained in the Investor Rights Agreement with respect to the Initial Common Shareholders' sales of Company common stock in the Company's underwritten public offering, so long as such offering is a "Qualified Public Offering" as defined below;

        WHEREAS, pursuant to the Investor Rights Agreement, (i) Investor has the right to designate two directors of each of the Heeling Companies, (ii) the Initial Common Shareholders and the Ligons agreed to vote in favor of such directors, and (iii) for so long as the Investor had the right to designate such two directors, the parties agreed that the board of directors of each of the Heeling Companies would consist of five directors, two designated by Investor, two designated by the Initial Common Shareholders and one director mutually acceptable to the Initial Common Shareholders and Investor;

        WHEREAS, the parties wish to waive certain rights under the Investor Rights Agreement, terminate the Investor Rights Agreement in its entirety effective upon consummation of the Company's Qualified Public Offering, and to agree to certain provisions relating to the nomination of certain candidates for election to the board of directors of the Company (the "Board"), upon the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and considerations herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Waiver of Rights under, and Termination of, Investor Rights Agreement.

(a)
Investor, the Ligons and the Initial Common Shareholders each waive any and all rights under Section 2 of the Investor Rights Agreement relating to the size of the Board and agree that the Board shall be increased to seven and that the following individuals shall serve on the Board:

Roger A. Adams
Patrick F. Hamner
Samuel B. Ligon
Richard E. Middlekauff
Michael G. Staffaroni
William R. Thomas
James T. Kindley

If a Qualified Public Offering shall not occur by June 30, 2007, then the Board shall remain at seven and Section 2(b) of the Investor Rights Agreement shall be amended and restated in its entirety as follows: "For so long as the Investor has the right to designate the Preferred Directors under Section 2(a), the parties agree that the Board of Directors of each of the Heeling Companies shall consist of seven directors: the Preferred Directors, two directors designated by the Initial Common Shareholders and three directors mutually acceptable to the Initial Common Shareholders and Investor, and the Investor and the Ligons agree to vote his, her or its shares in favor of the directors designated by the Initial Common Shareholders."

(b)
Company, Investor and the Ligons each waive any and all rights under Section 3 of the Investor Rights Agreement relating to the sale of shares of Company common stock by the Initial Common Shareholders in connection with the Company's Qualified Public Offering. "Qualified Public Offering" means the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of common stock for the account of the Company in which the aggregate net proceeds to the Company equal or exceeds $20 million, net of all expenses and underwriting.

(c)
Investor, the Ligons and the Initial Common Shareholders each waive any and all rights under Section 5 of the Investor Rights Agreement relating to the sale of shares of Company common stock by the Company in connection with the Company's Qualified Public Offering.

(d)
Effective immediately upon consummation of the Company's Qualified Public Offering, the Investor Rights Agreement shall terminate and be of no further force or effect.

2.
Designees; Mechanics of Designation.

(a)
Subject to the provisions of Sections 2(b) and 2(c) of this Agreement, Investor will have the right to designate one or two individuals for nomination by the Board for election to the Board as set forth below and the Company shall cause such individual or individuals to be nominated for election to the Board as set forth below (provided that any obligation of the Company's directors to make such nomination under this Agreement are subject to (1) the fiduciary duties of the Company's directors and the Delaware General Corporation Law and (2) the requirements imposed upon a person to be eligible to serve as a director under all applicable laws, including the rules of the Securities and Exchange Commission and the rules of Nasdaq Global Market):

i.
For so long as Investor owns, in the aggregate, at least 15% of the issued and outstanding shares of common stock $0.001 par value, of the Company (the "Shares"), Investor shall be entitled to designate two persons for nomination for election to the Board, minus the number of persons that were designated for nomination for election to the Board by Investor and that are then serving as a member of the Board; or

ii.
For so long as Investor owns, in the aggregate, less than 15%, but at least 10%, of the issued and outstanding Shares, Investor shall be entitled to designate one person for nomination for election to the Board, unless a person designated for nomination for election to the Board by Investor is then serving as a member of the Board.

(b)
At least 120 days prior to the date of such annual meeting of the Company's stockholders, the Company shall provide Investor with written notice of the expected date of such meeting (the "Company Notice"). In order to nominate an individual for election to the Board, Investor must submit to the Company written notice within 30 days after the Company Notice, which notice shall include (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in accordance with Regulation 14A under the Exchange Act, and (ii) such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected. At each meeting of the Company's stockholders at which the directors of the Company are to be elected, the Company agrees to recommend that the stockholders elect to the Board each designee of Investor nominated for election at such meeting in accordance with the provisions of this Agreement.

(c)
If, while Investor maintains the right to designate a person for nomination for election to the Board under this Agreement a vacancy is created on the Board as a result of the death, disability, retirement, resignation, removal or otherwise of a designee of Investor, Investor shall have the right to designate for appointment by the remaining directors of the Company under the Certificate of Incorporation an individual to fill such vacancy and to serve as a director on the Board. To designate a director to fill a vacancy pursuant to this Section 2(c), Investor must submit to the Company written notice of such designee or designees, which notice shall include (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in accordance with Regulation 14A under the Exchange Act, and (ii) such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected. The Board shall appoint the individual so designated by Investor to the Board as soon as practicable.

3.
Miscellaneous.

(a)
Modification, Amendment, Waiver. No modification, amendment or waiver of any provision of Section 1 or 3 of this Agreement shall be effective unless approved in writing by the parties hereto. No modification, amendment or waiver of any provision of Section 2 of this Agreement shall be effective unless approved in writing by the Company and Investor. The failure of any party at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the rights of the party thereafter to enforce the provisions of this Agreement in accordance with its terms.

(b)
Invalid or Unenforceable Provisions. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any term or provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The parties further agree that any court of competent jurisdiction is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by a court of competent jurisdiction shall be binding upon and enforceable against each of them.

(c)
Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

(d)
Binding Effect; Assignment. All of the terms of this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

(e)
Remedies. The parties hereto will be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages by reason of any material breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violation of the provisions of this Agreement. In the event of any dispute involving the terms of this Agreement, the prevailing party shall be entitled to collect reasonable fees and expenses incurred by the prevailing party in connection with such dispute from the other parties to such dispute.

(f)
Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered and received if in writing addressed as provided below each parties' signature below (a) when actually delivered, in person, (b) if sent by facsimile to said address, when electronically confirmed, (c) when delivered if delivered by overnight courier or (d) in the case of delivery by mail, five business days shall have elapsed after the same shall have been deposited in the United States mails, postage prepaid and registered or certified to the address set forth below.

  (g)
  Governing Law; Submission to Jurisdiction. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal laws of the State of Delaware, without giving effect to principles of conflicts of law. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware or the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating hereto except in such courts), and further agree that service of any process, summons, notice or documents by United States registered mail to a party shall be effective service of process for any action, suit or proceeding brought against such party in any such court and, absent any statute, rule or order to the contrary, that each party shall have 30 days from actual receipt of any complaint to answer or otherwise plead with respect thereto. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

  (h)
  Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

  (i)
  Counterparts. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.

[Signature pages follow.]

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Capital Southwest Venture Corporation 12900 Preston Road at LBJ, Suite 700 Dallas TX 75230 Attn: William R. Thomas Fax: (972) 233-7362
By:	/s/ William R. Thomas William R. Thomas, President
/s/ Samuel B. Ligon Samuel B. Ligon 3707 Villanova Dallas TX 75225 Fax: (214) 265-0493
/s/ Patricia P. Ligon Patricia P. Ligon 3707 Villanova Dallas TX 75225 Fax: (214) 265-0493
Heelys, Inc. 3200 Belmeade Drive, Suite 100 Carrollton TX 75006 Fax: (214) 390-1661
By:	/s/ Mike Hessong Mike Hessong Chief Financial Officer
Heeling Holding Corporation 3200 Belmeade Drive, Suite 100 Carrollton TX 75006 Fax: (214) 390-1661
By:	/s/ Mike Hessong /s/ Mike Hessong, Chief Financial Officer

Heeling Management Corp. 3200 Belmeade Drive, Suite 100 Carrollton TX 75006 Fax: (214) 390-1661
By:	/s/ Mike Hessong Mike Hessong, Chief Financial Officer
/s/ Richard E. Middlekauff Richard E. Middlekauff
/s/ Robert J. Ward Robert J. Ward 1601 Elm Street, Suite 3000 Dallas, TX 75201-4761 Fax: (214) 999-3266
CYPO, INC. 3200 Belmeade Drive, Suite 100 Carrollton TX 75006 Fax: (214) 390-1661
By:	/s/ Roger R. Adams Roger R. Adams, President
/s/ Roger R. Adams Roger R. Adams 3200 Belmeade Drive, Suite 100 Carrollton TX 75006 Fax: (214) 390-1661